                        LAKEWOOD SQUARE SHOPPING CENTER
                          REAL ESTATE SALE AGREEMENT
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          THIS REAL ESTATE SALE AGREEMENT (this "Agreement") is made as of the 24th day of March, 1997, by and between FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1 and FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-2 (collectively, the "Seller"), each a Florida limited partnership, with an office at c/o Equity Properties and Development Limited Partnership, Two North Riverside Plaza, Suite 1000, Chicago, Illinois 60606, and M&H REALTY PARTNERS III L.P. ("Purchaser"), a California limited partnership, with an office at 353 Sacramento Street, Suite 2160, San Francisco, California 94111.

                                   RECITALS
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          A. Seller is the owner of a certain parcel of real estate (the "Real Property") in the City of Lakewood, Los Angeles County, State of California, which parcel is more particularly described in attached EXHIBIT A, and upon which is located a shopping center commonly known as "Lakewood Square".

          B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as such term is hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

          THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

     1.   PURCHASE AND SALE
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          Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements presently situated on, in or under or hereafter erected or installed on, in or under the Real Property, owned by Seller and any and all of Seller's rights, easements, licenses and privileges presently thereon or appertaining thereto;
(ii) Seller's right, title and interest in and to the leases (the "Leases") affecting the Property or any part thereof; (iii) all furniture, furnishings, fixtures, equipment, maintenance vehicles, tools and other tangible personalty owned by Seller, located on the Property and used in connection therewith; (iv) all right, title and interest of Seller under any and all of the maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (the "Service Contracts"); (v) all of Seller's right, title and interest, if any, in all as-built plans, drawings and specifications for the improvements, and all architectural, structural, mechanical, electrical and landscaping plans and specifications, surveys, engineering studies and reports and applicable flood plain maps relating to the Real Property and in Seller's possession and control (collectively, the "Plans"); (vi) all of Seller's right, title and interest in any intangible personal property now or hereafter owned by Seller and used in connection with the ownership, use and operation of the Real Property or personal property, including, without limitation, the right, if any, to use any trade name now used in connection with the Real Property, all warranties or guarantees, if any, received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the Real Property, licenses, franchises, permits, tenant lists, advertising materials and other similar property and rights, if any, relating to the ownership, use and operation of the Real Property and personal property, but, with respect to all of the foregoing, only to the extent assignable (collectively, "Intangible Property"); and (vii) all right, title and interest of Seller in and to any condemnation award or other awards now pending or made after Closing, defined below, by any municipal, county, state or federal authority or board with respect to the Real Property and/or the improvements thereon; all to the extent applicable to the period from and after the Closing (as such term is hereinafter defined); (items (i) through (vii) above, together with the Real Property, are collectively referred to in this Agreement as the "Property"). All of the foregoing expressly excludes (i) all property owned by tenants or other users or occupants of the Property, and (ii) all rights with respect to any refund of taxes applicable to any period prior to the "Closing Date" (as defined herein).

     2.   PURCHASE PRICE
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          The purchase price to be paid by Purchaser to Seller for the Property is Eighteen Million Two Hundred Fifty Thousand Dollars ($18,250,000.00) (the "Purchase Price"). The Purchase Price shall be paid as follows:

     A.   Earnest Money.
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          (i) Upon execution of this Agreement by Purchaser, Purchaser shall deliver to the Los Angeles office of Chicago Title Insurance Company, 700 South Flower Street #920, Los Angeles, California 90017, Attention: Marley Harrill,
Telephone: 213/488-4348, Facsimile: 213/891-0834 ("Escrowee") initial earnest money (the "Initial Earnest Money") in the sum of One Hundred Thousand Dollars ($100,000.00). Purchaser shall, on or before the expiration of the Review Period, deposit with the Escrowee additional earnest money (the "Additional Earnest Money") in the sum of Four Hundred Thousand Dollars ($400,000.00) failing which, this Agreement shall automatically terminate as provided in
Section 8(A) below.  The Initial Earnest Money and, if deposited or required to
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be deposited with the Escrowee, the Additional Earnest Money, together with any interest earned thereon net of investment costs, are referred to in this Agreement as the "Earnest Money". Whenever Escrowee is directed to deliver the Earnest Money to either party hereunder pursuant to any express provision hereof, such delivery shall be of only so much of the Earnest Money as is then held by Escrowee. The Earnest Money shall be invested in a federally insured account as Purchaser so directs. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number.

          (ii) If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as partial payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, the Earnest Money shall be promptly delivered by Escrowee to Seller as provided in Sections 7(B) and 7(C).
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If the transaction fails to close due to a default on the part of Seller, the Earnest Money shall be promptly delivered by Escrowee to Purchaser, and Purchaser shall have the remedy provided for in Section 7(A) below. If this
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Agreement is terminated by Purchaser pursuant to any express provision hereof, and provided Purchaser is not then in default, the Earnest Money shall be promptly delivered by Escrowee to Purchaser.

     B.   Cash at Closing.  The Earnest Money shall be applied to the Purchase
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Price at Closing. At Closing, Purchaser shall pay to Seller, by wire transferred current federal funds, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller receives at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4(C) below.
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     3.   EVIDENCE OF TITLE
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          Purchaser acknowledges receipt of a commitment for an ALTA Owner's Title Insurance Policy together with legible copies of all documents shown as exceptions to title (collectively, the "Title Commitment"), issued by Chicago Title Insurance Company (the "Title Insurer"). Purchaser shall have until the expiration of the Review Period within which to review the condition of title to the Property. A later-dated commitment shall be provided after the expiration of the Review Period but prior to Closing (the "Date Down"). If Purchaser is dissatisfied with the condition of title for any reason prior to the expiration of the Review Period, Purchaser may terminate this Agreement in the manner provided in Section 8(A) below. If the Date Down discloses any new exceptions
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to title, then Purchaser may, as its sole and exclusive remedy, either (a) terminate this Agreement, whereupon the Earnest Money shall be immediately returned to Purchaser, or (b) proceed with consummation of this transaction notwithstanding such uncured items (and Purchaser's failure to so elect shall be deemed an election of item (a) above). If Purchaser does not elect to terminate this Agreement as provided herein, Purchaser shall consummate the Closing and accept title to the Property subject to all such exceptions. The term "Permitted Exceptions" shall mean any and all matters disclosed by or set forth in the Title Commitment, the Date Down, or EXHIBIT B attached hereto with respect to which Purchaser did not terminate this Agreement as aforesaid.

     4.   CLOSING
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          A.   Closing Date.  The "Closing" of the transaction contemplated by
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this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 8:00 a.m. on the third business day following the expiration of the Review Period, at the Los Angeles office of the Title Insurer, or at such other time and place as Seller and Purchaser shall agree in writing. The "Closing Date" shall be the date of Closing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day.

          B.   Closing Documents.
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               (i)    Seller.  At Closing, Seller shall deliver to Purchaser
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the following:

                      (a) a "Grant" Deed, subject to Permitted Exceptions, and in form acceptable to the Title Insurer, duly executed by Seller;

                      (b) a "special" or "limited" warranty bill of sale sufficient to transfer to Purchaser title to the tangible personal property and expressly disclaiming any warranties other than as to title as aforesaid, duly executed by Seller;

                      (c) a letter advising tenants under the Leases of the change in ownership of the Property;

                      (d) an assignment of the Leases and Service Contracts, duly executed by Seller;

                      (e) an affidavit stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code, and is not subject to withholding under Section 26131 of the California Revenue and Taxation Code, duly executed by Seller;

                      (f) a closing statement to be executed by Seller and Purchaser, setting forth the prorations and adjustments to the Purchase Price as required by Section 4(C) below;
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                      (g) an assignment of the Plans and Intangible Property, if any, duly executed by Seller;

                      (h) all keys to all locks on the Property (to the extent that such are available), and all books and records pertaining exclusively to the Property (but expressly excluding Seller's forecasts and analysis, and any tax returns of Seller) in the possession or control of Seller and originals of all documents in the possession or control of the Seller pertaining to the tenants, including, without limitation, all applications, correspondence and credit reports relating to each such tenant (provided, however, that these deliveries may be made within a reasonable period of time after Closing);

                      (i) to the extent in Seller's possession or control, any assignable permits issued by the appropriate governmental authorities and utility companies when the improvements were completed, and any available architectural, structural, mechanical and electrical plans and specifications used in the construction of the improvements including, without limitation, the Plans and site surveys;

                      (j) to the extent in Seller's possession or control, executed originals of all Leases and Service Contracts; and

                      (k) such other duly executed and/or acknowledged instruments as may be reasonably required to evidence the authority of Seller to enter into this Agreement and consummate the transactions contemplated hereby, as well as appropriate escrow instructions to Title Company.

               (ii)   Purchaser.  Purchaser shall deliver or cause to be
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delivered to Seller at Closing:

                      (a)  the funds required pursuant to Section 2(B) above;
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                      (b) an assumption agreement whereby Purchaser assumes all liabilities and agrees to perform all obligations of Seller under the Leases and Service Contracts.

               (iii) Prior to the expiration of the Review Period, Seller and Purchaser shall reasonably agree upon the form of all closing documents. If Seller and Purchaser do not or cannot reasonably agree upon the form of all such closing documents within the Review Period, then either party may terminate this Agreement by notice received by the other party prior to the expiration of the Review Period, whereupon the Initial Earnest Money shall be promptly refunded to Purchaser. If neither Seller nor Purchaser terminates this Agreement as aforesaid, then Purchaser's or Seller's failure to so terminate within the Review Period shall constitute its acceptance of the form of all closing documents then most recently proposed by Seller.

          C.   Closing Prorations and Adjustments.
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               (i) The following items are to be prorated or adjusted (as appropriate) as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Seller shall be deemed the owner of the Property on such day and Purchaser shall be deemed the owner of the Property as of the day after the Closing Date:

                      (a) real estate and personal property taxes and assessments (on the basis of the most recent ascertainable tax bill if the current bill is not then available);

                      (b) the "minimum" or "base" rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing shall not be adjusted, but Purchaser shall cause the rent and other sums for the period prior to Closing to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such past due but uncollected rent and other sums owed by tenants. Purchaser shall include the amount of such rent and other sums in the first bills thereafter submitted to the tenants in question after the Closing, and shall continue to do so for twelve (12) months thereafter. All rents received by Purchaser from any such tenants after the Closing Date shall be applied in the following order or priority:

                           (I) first, to the actual, reasonable, out-of-pocket costs of collection, if any, incurred by Purchaser for third party collection agencies in collecting such rent;

                           (II)   then to rent due for the current period;

                           (III) then to any month or months following the Closing Date for which any amounts are due at the time of receipt of such rent payment;

                           (IV) then to the month in which the Closing occurred; and

                           (V) then to any month or months preceding the month in which the Closing occurred; provided, however, that Seller shall have the right to pursue independently (without initiating an unlawful detainer or involuntary bankruptcy proceeding), for its own account, any tenant for payment of rent for any month preceding the month in which Closing occurs.

          To the extent not set forth on said schedule, percentage or overage rent and reimbursement of real estate taxes payable, common area maintenance, mall maintenance, utility charges, water and sewer charges, insurance and merchant's association dues and assessments and all other charges to or contributions by tenants under the Leases shall be prorated as follows: with respect to percentage rents, and upon receipt by Purchaser, Purchaser shall furnish to Seller copies of all sales reports from tenants relative thereto, including, without limitation, all sales reports with respect to any tenants whose lease years have expired as of the Closing but whose sales reports were not available on Closing and sales reports of any tenants whose lease year expires after the Closing, and the amount of any rents (including, without limitation, percentage rents), reimbursement or contribution to be made by any tenant shall be made in accordance with such tenant's Lease as now existing and Purchaser shall promptly pay to Seller a pro-rata portion of such rents, reimbursement or contribution, based upon apportionment being made as of the Closing Date, promptly after the date when such rents, reimbursement or contribution is received from the tenant;

                      (c) Subject to the following sentence, with respect to tenant improvement costs or leasing commissions relating to Leases, or any modification, amendment, restatement or renewal thereto, executed after the date hereof in accordance with the procedures contained in
          Section 9(M) hereof (referred to as a "New Lease"), Seller and
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          Purchaser agree that such costs and commissions shall be prorated over the term of any New Lease with Seller being responsible for a portion of such costs and commissions based on the ratio of base rent payments received by Seller through the Closing Date to the total base rent payable over the term of the particular New Lease. Notwithstanding the foregoing, in the event Seller enters into a New Lease with one or more of Shaw Carpets, Cigarettes Cheaper, and Twin Dragon prior to Closing (such New Leases, if any, being referred to as "Excluded Leases"), the Seller shall (i) pay all tenant improvement costs and leasing commissions due under any Excluded Leases, or (ii) give Purchaser at Closing a credit against the Purchase Price in the amount of any such unpaid tenant improvement costs and leasing commissions due under the Excluded Leases.

                      (d) the amount of security deposits paid under the Leases will be transferred or credited to Purchaser at Closing;

                      (e) water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any deposits with utility companies (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

                      (f)  amounts due and prepayments under the Service
          Contracts;

                      (g)  assignable license and permit fees; and

                      (h) other similar items of income and expenses of operation.

               (ii) Notwithstanding the foregoing, Seller shall in all events be entitled to retain amounts paid by tenants for real estate taxes and assessments and common area expenses as of the Closing to the extent not in excess of such taxes and expenses paid by Seller for the period prior to the Closing Date. Further, for purposes of this Section 4(C), the amount of any
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expense credited by one party to the other shall be deemed an expense paid by that party.

               (iii)  Notwithstanding anything to the contrary contained in this
Section 4, Seller reserves the right (i) to meet with governmental officials and
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to contest any reassessment governing or affecting Seller's obligations under
Section 4(C)(i) above and (ii) to contest any assessment of the Property or any
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portion thereof and to attempt to obtain a refund for any taxes previously paid; provided that Purchaser is not subject to civil liability or criminal prosecution as a result thereof and Purchaser's title to or interest in the Property, or any portion thereof, is not subjected to forfeiture or involuntary sale. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

          D.   Transaction Costs.
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               Seller and Purchaser agree to each pay one-half (1/2) of the escrow fees charged in connection with this Agreement. Seller shall pay for the cost of the title insurance premium for a CLTA standard coverage owner's title policy, the cost of city and county transfer taxes, and the cost to record the deed. All other closing and other transaction costs (including, without limitation, survey charges, sales and use taxes, intangible taxes and similar taxes or charges, additional title insurance premiums or endorsement charges, and other recording charges) shall be paid by Purchaser, whether or not the Closing occurs. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys.

          E.   Possession.
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          Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

          F.   Procedure for Close.
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                    Title Company shall close escrow on the Closing Date, provided it is in a position to issue the Title Policy in the manner required by this Agreement.

     5.   CASUALTY LOSS AND CONDEMNATION
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          If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. In such event, provided that either: (i) the reasonable cost to restore the Property due to such damage or destruction is greater than One Million Dollars ($1,000,000.00), or (ii) any portion of any of the parking area or buildings located at the Property is taken and/or condemned, (items (i) and (ii) are collectively referred to hereinafter as a "Material Casualty"), then either Seller or Purchaser shall have the option to terminate this Agreement by delivery of its written termination notice to the other within fifteen (15) days (and the Closing Date will be extended, if necessary, to allow either party the full fifteen (15) day period) after Seller's delivery to Purchaser of its notice of a Material Casualty. If (a) the reasonable cost to restore the Property due to the aforementioned damage, destruction or condemnation does not constitute a Material Casualty, or (b) in the event of a Material Casualty, neither Seller nor Purchaser elects to terminate this Agreement pursuant to the provisions of the preceding sentence, then Seller and Purchaser shall consummate the transaction contemplated by this Agreement without abatement of the Purchase Price for any amounts other than any deductible amounts payable by Seller under applicable policies of insurance and Purchaser shall be entitled to receive at Closing the condemnation or insurance proceeds (or an assignment of the right to such proceeds) (less any amounts applied against costs incurred or income lost by Seller as a result of such occurrence) and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items. If either Seller or Purchaser elects to terminate this Agreement pursuant to the provisions of this Section 5, Seller shall promptly notify the Escrowee to
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return the Earnest Money and, thereafter, the Earnest Money shall be returned to Purchaser by the Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any further rights or obligations under this Agreement; provided, however, that the
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foregoing shall not limit the parties' recourse against one another under Sections 6 and 9(G) below.
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     6.   BROKERAGE
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          Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to CB Commercial Real Estate Group, Inc. pursuant to the terms of a separate written agreement. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys' fees and expenses incurred by the indemnified party in connection with such claim.

     7.   DEFAULT AND REMEDIES
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          A. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement, then, as Purchaser's sole and exclusive remedy hereunder and at Purchaser's option, either (i) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement, or (ii) upon notice to Seller not less than ten (10) days after Purchaser becomes aware of which failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek performance of this Agreement, but not damages. Purchaser's failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above. Notwithstanding the foregoing, in the event Seller's failure to close the transactions contemplated by the terms of this Agreement is intentional, willful or in bad faith, Purchaser shall also be entitled to pursue a claim for damages against Seller, provided, however, that (i) Purchaser's claim for damages shall be limited to reimbursement for Purchaser's actual, out-of-pocket costs incurred in connection with its proposed purchase of the Property, and (ii) any such damages shall be limited to $60,000.00 in the aggregate.

          B.   Liquidated Damages - Initial Earnest Money.  THE PARTIES
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ACKNOWLEDGE THAT IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER OCCURRING PRIOR TO THE EXPIRATION OF THE REVIEW PERIOD (AS DEFINED IN SECTION 8(A)), SELLER'S DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE
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TO COMPUTE AND THAT THE INITIAL EARNEST MONEY DEPOSIT MADE BY PURCHASER UNDER
SECTION 2.A(i) REPRESENTS THE REASONABLE ESTIMATE OF SUCH DAMAGES ESTABLISHED BY
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THE PARTIES THROUGH GOOD FAITH CONSIDERATION OF THE FACTS AND CIRCUMSTANCES SURROUNDING THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT AS OF THE DATE HEREOF. IN THE EVENT OF SUCH DEFAULT BY PURCHASER UNDER THIS AGREEMENT, SELLER SHALL BE PAID THE INITIAL EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES IN LIEU OF ANY OTHER CLAIM SELLER MAY HAVE AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE) ARISING BY REASON OF SUCH DEFAULT AND SELLER SHALL RETAIN ITS RIGHTS UNDER SECTIONS 6 AND 9(G) HEREOF. THE PARTIES HAVE
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INITIALED THIS SECTION 7(B) TO ESTABLISH THEIR INTENT SO TO LIQUIDATE DAMAGES.
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Seller:_____________________________     Purchaser:_________________________

          C.   Additional Liquidated Damages - Additional Earnest Money.  THE
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PARTIES ACKNOWLEDGE THAT IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER OCCURRING UPON OR AFTER THE EXPIRATION OF THE REVIEW PERIOD (AS DEFINED IN SECTION 8(A)), SELLER'S DAMAGES
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WOULD BE DIFFICULT OR IMPOSSIBLE TO COMPUTE AND THAT THE INITIAL EARNEST MONEY AND THE ADDITIONAL EARNEST MONEY DEPOSITED (OR REQUIRED TO BE DEPOSITED) BY PURCHASER UNDER SECTION 2.A(i) REPRESENT THE REASONABLE ESTIMATE OF SUCH DAMAGES
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ESTABLISHED BY THE PARTIES THROUGH GOOD FAITH CONSIDERATION OF THE FACTS AND CIRCUMSTANCES SURROUNDING THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT AS OF THE DATE HEREOF. IN THE EVENT OF SUCH DEFAULT BY PURCHASER UNDER THIS AGREEMENT, SELLER SHALL BE PAID THE INITIAL EARNEST MONEY AND THE ADDITIONAL EARNEST MONEY AS LIQUIDATED DAMAGES IN LIEU OF ANY OTHER CLAIM SELLER MAY HAVE AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, SPECIFIC PERFORMANCE) ARISING BY REASON OF SUCH DEFAULT AND SELLER SHALL RETAIN

ITS RIGHTS UNDER SECTIONS 6 AND 9(G) HEREOF. THE PARTIES HAVE INITIALED THIS
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SECTION 7(C) TOESTABLISH THEIR INTENT SO TO LIQUIDATE DAMAGES.  ADDITIONALLY, IF
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PURCHASER IS REQUIRED TO, BUT DOES NOT, DEPOSIT THE ADDITIONAL EARNEST MONEY AS PROVIDED FOR IN SECTION 2(A)(i) ABOVE, SUCH AMOUNT SHALL NONETHELESS BE
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RECOVERABLE BY SELLER FROM PURCHASER AS EARNEST MONEY AND WITHOUT PREJUDICE TO SELLER'S OTHER RIGHTS AND REMEDIES.

Seller:_____________________________     Purchaser:_________________________

          D. After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

     8.   CONDITIONS PRECEDENT
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          A.   Review Period.  Subject to Section 9(G) below, Purchaser shall
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have from the date hereof through and including 5:00 p.m. on April 7, 1997, within which to inspect the Property and, subject to the limitations set forth in Section 9(G) below, perform any and all reasonable tests and analyses of the
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Property desired by Purchaser, including, without limitation, discussions with representatives of the City of Lakewood, and all other local, state and federal agencies, concerning the Property, and all tests, borings and samplings desired by Purchaser to determine whether any Hazardous Materials, defined below, are present on the Property (the "Review Period"). At the expiration of the Review Period, this Agreement shall automatically terminate and be of no further force and effect (except for those obligations which expressly survive such termination), unless, prior to such expiration, Purchaser deposits the Additional Earnest Money with Escrowee and gives written notice to Seller and Escrowee that Purchaser is unconditionally satisfied with the physical condition of the Property, that Purchaser unconditionally waives the automatic termination provided in this paragraph, and that all Earnest Money is no longer refundable pursuant to this Section 8(A). If this Agreement automatically terminates,
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Purchaser shall be entitled to a refund of the Initial Earnest Money promptly after receipt by Escrowee and Seller of written notice from Purchaser requesting such refund and acknowledging that the Agreement is so terminated.

          B.   Estoppel Certificates.  On or before the expiration of the Review
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Period, Purchaser shall have received estoppel certificates ("Estoppel Certificates"), dated no more than fifty-five (55) business days prior to Closing, from (a) all tenants of the Property (and specifically excluding any party owning or occupying the Vons parcel) occupying at least 9,000 square feet of space leased, and (b) from other tenants occupying the remaining space leased as of the date of this Agreement pursuant to valid and existing Leases. For any tenant occupying at least 9,000 square feet of space leased that has not returned an Estoppel Certificate, Seller shall have the right (but not the obligation) to deliver to Purchaser a "Landlord Certificate" in satisfaction of the Estoppel Certificate condition for such tenant; and for any other tenant that has not returned an estoppel certificate, Seller agrees to provide such a "Landlord Certificate". If the foregoing condition has not been satisfied as of the last day of the Review Period, Seller may unilaterally extend the Review Period for a period of thirty (30) days solely for purposes of satisfying the condition. Seller's liability under any Landlord Certificate shall terminate upon the sooner of: (i) the termination or amendment of the applicable Lease (provided such termination is not the direct result of a default or alleged default of the Lease pursuant to a landlord-tenant controversy), (ii) when Purchaser subsequently obtains an Estoppel Certificate for the applicable tenant, or (iii) the first (1st) anniversary of the Closing. The Estoppel Certificates shall be in the form of EXHIBIT C attached hereto, and otherwise satisfactory to Purchaser in Purchaser's sole discretion. However, the condition set forth in this Section 8(B) shall be deemed satisfied if Purchaser
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fails to terminate this Agreement pursuant to Section 8(A) above.
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          C.   General.  Purchaser's obligation to purchase the Property shall
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be subject to the fulfillment of the conditions precedent enumerated in this

Section 8(C) within the time limits and in accordance with the procedures set
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forth below.

               (i)    Performance.  Seller shall have performed and complied
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in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller on or before the Closing;

               (ii)   Representations and Warranties.  All of Seller's
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representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date;

               (iii)  Reciprocal Easement Estoppels.  Purchaser shall have
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received a statement from any and all owners of adjoining properties which are parties to reciprocal easements or similar agreements, reasonably satisfactory to Purchaser, that there are no defaults by Seller thereunder and the easements are in full force and effect, each of which shall have been duly executed and dated not earlier than forty-five (45) days before the Closing; and

               (iv)   Title Policy.  As a condition of Closing, Title Company
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shall be committed to issue, upon payment of its regularly scheduled premium, its owner's extended ALTA Form B 1970 rev. 1984 coverage policy of title insurance, in the amount of the Purchase Price, showing title to the Property vested of record in Purchaser or its assignee, subject to no exceptions, conditions, easements, reservations or encumbrances of any kind or character, other than the Permitted Exceptions, together with any endorsement to which the Title Company has committed to issue in writing prior to the expiration of the Review Period (the "Title Policy").

          D.   Right of Entry; Indemnification.  Subject to the limitations of
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Section 9(G), Seller shall allow Purchaser (and its authorized representatives
------------
and agents) reasonable access to the Property during normal business hours and after reasonable prior notice to Seller, to the documents, permits and agreements maintained in connection therewith, and to all governmental authorities connected therewith, for the purpose of making such appraisals, examination, tests, analyses, investigations, borings, surveys, inquiries, or other reasonable inspections, as well as access to, with the right to make copies of, the books and records of the Property maintained at the Property or at the offices of Seller's property manager. Purchaser shall indemnify, defend and hold Seller harmless from any and all loss, cost, damage, injury, claim, liability or expense arising out of claims of injury to or death of persons, damage to property, or claims of lien for work or labor performed, materials or supplies furnished as a result of the exercise of Purchaser's right of entry hereunder.

     9.   MISCELLANEOUS
          -------------

          A. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties. Purchaser acknowledges that it has inspected or will inspect the Property and that it accepts same in its "as is" condition subject to use, ordinary wear and tear and natural deterioration. Purchaser further acknowledges that, except as expressly provided in this Agreement, neither Seller nor any agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property.

          B. Seller may assign or otherwise transfer its interest under this Agreement. As used in this Agreement, the term "Seller" shall be deemed to include any assignee or other transferee of any Seller. Without limiting the foregoing, Purchaser specifically reserves the right to take title to the Property in a name or by an assignee other than that of Purchaser, and Purchaser may at any time prior to the Closing assign all of its rights hereunder, and Seller shall be bound thereby provided further that (i) said assignee assumes all of Purchaser's obligations hereunder as if such assignee were the original Purchaser, and (ii) the original Purchaser hereunder shall remain liable under this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

          C. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

          D.   Time is of the essence of this Agreement.

          E. This Agreement shall be governed and interpreted in accordance with the laws of the State of California.

          F. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission (with a copy to follow by either overnight courier or certified mail, return receipt requested, postage prepaid), addressed as follows:

               1.   If to Seller:

                    c/o Equity Properties and Development Limited Partnership' Two North Riverside Plaza, Suite 1000'
                    Chicago, Illinois 60606
                    Attention:     George C. Touras, General Counsel
                    Telephone:     (312) 466-3635
                    Facsimile:     (312) 454-1107

                    With a copy to:

                    Rosenberg & Liebentritt, P.C.
                    Suite 1515
                    Two North Riverside Plaza
                    Chicago, Illinois  60606
                    Attention:     John P. Starkweather
                    Telephone:     (312) 466-3613
                    Facsimile:     (312) 454-0335

               2.   If to Purchaser:

                    M&H Realty Partners III L.P.
                    353 Sacramento Street, Suite 2160
                    San Francisco, California 94111
                    Attention:     Bradley A. Geier
                    Telephone:     (415) 693-9000
                    Facsimile:     (415) 693-0480

                    With a copy to:

                    Heller Erhman White & McAuliffe
                    333 Bush Street
                    San Francisco, California 94104
                    Attention:     Philip H. Ebling
                    Telephone:     (415) 772-6000
                    Facsimile:     (415) 772-6268

All notices given in accordance with the terms hereof shall be deemed received forty-eight (48) hours after posting, or when delivered personally or otherwise received. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 9(F).
              ------------

          G.   Purchaser's right of inspection pursuant to Section 8 above shall
                                                           ---------
be subject to the rights of tenants under the Leases and other occupants and users of the Property. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller, such consent not to be unreasonably withheld. No inspection shall involve the taking of samples or other physically invasive procedures without the prior consent of Seller, such consent not to be unreasonably withheld (other than for any testing, the results of which may be subject to a reporting requirement of any governmental authority or agency). Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable attorneys' fees incurred in connection therewith) arising out of or resulting from Purchaser's exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in Section 8 above (excepting, however, any
                              ---------
diminution in value of the Property resulting from the mere discovery of any adverse matter).

          H. Seller represents and warrants to Purchaser that it holds fee simple title to the Property. The foregoing representation and warranty, however, shall not survive the Closing.

          I. (a) Purchaser and Seller acknowledge that the Property is impacted by certain environmental conditions described in the Remedial Work Plan, prepared by ENSR, One Hour Martinizing, 4009 Hardwick Street, Lakewood, California, Document Number 2570-043-200, dated January, 1997 and delivered on January 13, 1997, as revised January 27, 1997 and delivered on January 30, 1997 (the "Plan"), a copy of which has been delivered to Purchaser. The term "Hazardous Materials" means those volatile organic compounds and hazardous materials described in the Plan, but without regard to the amount or extent of the contamination which has not yet been fully defined. Purchaser assumes the obligation, if any, to remedy the Hazardous Materials in the manner required by law (such obligation to remedy being hereinafter described as the "Remediation Work"). In connection with the Remediation Work, Purchaser and Seller also agrees as follows:

                    1. Purchaser shall cause its contractors and consultants to obtain all required permits and approvals with respect to the Remediation Work and to perform such work in accordance with applicable laws, and shall cause such permits and approvals to be issued in Purchaser's name, and to utilize Purchaser's own EPA generator number with respect to the removal of any hazardous materials from the Property.

                    2. Purchaser shall pay all costs in connection with the Remediation Work, including, without limitation, the costs for all investigation, installation, operation, maintenance, testing and monitoring costs, all power and utility costs and any and all pumping taxes or fees that may be applicable to Seller's activities.

                    3. Purchaser shall indemnify, hold harmless and defend Seller, its general and limited partners, officers, directors, employees and agents (each an "Indemnitee"), against and from any and all claims, demands, losses, liabilities, costs, damages, expenses, clean-up costs required by, and fines and damages imposed by, governmental agencies with jurisdiction over the Property (which costs may include, without limitation, response, removal and remedial action costs, natural resources, damages and treble or other penalties or stipulated damages, and which fines and damages may include, without limitation, consequential and tort damages), and all reasonable costs and expenses incurred by Purchaser (which costs and expenses may include, without limitation, consulting and investigation fees and attorneys fees), arising from the environmental contamination of the Property described in the Plan (the"Environmental Indemnity").

                         4.   Promptly after receipt by an Indemnitee of notice
of any claim, such Indemnitee will deliver to Purchaser written notice thereof, and Purchaser shall have the right to participate in and (so long as Purchaser agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the Indemnitee with respect to such claim) to assume the defense thereof, with counsel mutually satisfactory to the parties. Such an Indemnitee shall give appropriate waivers of conflicts of interest, except that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by Purchaser, if the Indemnitee reasonably believes that representation of such Indemnitee by the counsel retained by Purchaser would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding. The failure of an Indemnitee to deliver written notice to Purchaser within a reasonable time after the Indemnitee receives notice of any such claim shall relieve Purchaser of any liability to the Indemnitee under the Environmental Indemnity only if and to the extent that such failure is prejudicial to Purchaser's ability to defend such action, and the omission to so deliver written notice to Purchaser will not relieve it of any liability that it may have to any other Indemnitee under the Environmental Indemnity. If an Indemnitee settles a claim without the prior written consent of Purchaser, then Purchaser shall be released from liability with respect to such claim unless Purchaser has unreasonably withheld such consent.

                         5.   Seller agrees to convey and deliver to Purchaser
at Closing any rights, demands, causes of action or other claims it may have against current or former tenants of the Property related in any manner to the Hazardous Materials or the cost of the Remediation Work. However, the foregoing shall not be deemed to require Seller to pay to Purchaser any rents collected by Seller from any such tenants prior to the Closing Date.

               (b) ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER'S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO TAKE THE PROPERTY "AS IS" WITH ALL FAULTS AND CONDITIONS THEREON. ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS ("DISCLOSURES") PROVIDED OR MADE TO PURCHASER OR ITS CONSTITUENTS BY SELLER, ITS AGENTS OR EMPLOYEES CONCERNING THE ENVIRONMENTAL CONDITION OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES. PURCHASER SHALL NOT RELY ON SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON ITS OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR

(F) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS SUBSTANCE, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980 ("CERCLA"), AS AMENDED, AND REGULATIONS PROMULGATED THEREUNDER. THE ENVIRONMENTAL CONDITIONS INCLUDE THE PRESENCE OF THOSE VOLATILE ORGANIC COMPOUNDS DESCRIBED IN THE PLAN. PURCHASER, ITS SUCCESSORS AND ASSIGNS, HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY, "SELLER AND ITS AFFILIATES") BASED ON (A) ANY FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, INCLUDING CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, (B) ANY DISCHARGE, DISPOSAL, RELEASE, OR ESCAPE OF ANY CHEMICAL, OR ANY MATERIAL WHATSOEVER, ON, AT, TO, OR FROM THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THOSE DESCRIBED IN THE PLAN); OR (C) ANY ENVIRONMENTAL CONDITIONS WHATSOEVER ON, UNDER, OR IN THE VICINITY OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THOSE DESCRIBED IN THE PLAN).

With respect to the release set forth herein relating to unknown and unsuspected claims, Purchaser hereby acknowledges that such waiver and release is made with the advice of counsel and with fully knowledge and understanding of the consequences and effects of such waiver, and that such waiver is made with the full knowledge, understanding and agreement that California Civil Code (S) 1542 provides as follows, and that the protection afforded by said Code Section is hereby waived:

               "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the Debtor."

Purchaser:                         M&H REALTY PARTNERS III L.P.
                                   a California limited partnership

                                   By:  MHRP III L.P., a California
                                        limited partnership, its general
                                        partner

                                        By:  Merlone/Hagenbuch Inc., a
                                             California corporation, its
                                             general partner


                                             By:____________________________
                                             Its:___________________________

               J. In any lawsuit or other proceeding initiated by Purchaser under or with respect to this Agreement, Purchaser waives any right it may have to trial by jury.

               K. Except as may be required by law, without the prior written consent of Seller, and unless the Closing occurs, Purchaser shall not disclose to any third party the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith; provided, however, that Purchaser may disclose such materials and information (i) to the extent that Purchaser is required to do so pursuant to applicable law, (ii) to those of Purchaser's consultants, advisors, attorneys, brokers, lenders, principals, affiliates or clients who reasonably require such information, and (iii) following the Closing, for any other valid business purpose of Purchaser.

               L. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, upon Seller's request, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

               M.   Seller hereby covenants and agrees with Purchaser that:

                    1. From and after the date hereof through the expiration of the Review Period, Seller may enter into any New Lease or new Service Contract, or any modification, amendment, restatement or renewal of any existing Service Contracts (collectively, "New Agreements") without Purchaser's consent, so long as Seller delivers a copy of any New Agreements to Purchaser prior to the expiration of the Review Period.

                    2. Following the expiration of the Review Period through the Closing Date, Seller shall not enter into any New Agreement without Purchaser's prior written consent, which will not be unreasonably withheld or delayed. If Purchaser does not respond in writing to Seller's request for approval or disapproval of a New Agreement within three (3) business days after Purchaser's receipt of Seller's written request, and such request describes all of the material terms of such New Agreement, Purchaser shall be conclusively deemed to have approved of such New Agreement.

               N. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. In this regard, Seller and Purchaser each agree to execute at Closing, and to cause the Escrowee to execute at Closing, a Designation Agreement, designating Escrowee as the reporting person with respect to the transaction contemplated by this Agreement.

               O. Except as expressly set forth in this Agreement, any representation, warranty, covenant or agreement set forth in this Agreement of either party to this Agreement whether to be performed before or after the time of Closing shall not be deemed to be merged into or waived by the instruments of Closing, but shall expressly survive Closing and shall be binding on the party obligated thereby for a period of twelve (12) months after Closing.

               P. If it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained in this Agreement, the prevailing party shall be entitled to recover, in addition to any other available remedy, reasonable attorneys' fees incurred in such suit.

               Q. A counterpart of this Agreement with separate but fully executed signature pages attached thereto shall have the same force and effect of an original executed instrument.

          10.  SELLER'S COVENANTS
               ------------------

               From and after the date of this Agreement, Seller agrees with Purchaser as follows:

               A.   Estoppel Certificates.  Simultaneously with submitting the
                    ---------------------
Estoppel Certificates to the Tenants, Seller shall furnish copies of the Estoppel Certificates to Purchaser. Seller shall promptly deliver to Purchaser from time to time all Estoppel Certificates which were returned to Seller.

               B.   Operation of Property.  Seller agrees that:
                    ---------------------

                    (i)  Ordinary Operation.  Seller shall manage, operate and
                         ------------------
maintain the Property in the ordinary and usual manner (but Seller shall not be obligated to make capital improvements or capital repairs) and use commercially reasonable efforts to preserve its relations with all tenants, suppliers and others having business dealings with it.

                    (ii) Labor.  Seller shall not make any commitment or incur
                         -----
any liability to any labor union, through negotiations or otherwise.

               C.   Tax Proceedings.  Real estate tax refunds and credits
                    ---------------
received after the Closing Date but applicable to fiscal tax years prior to Closing ("Refunds") shall be paid to Seller and shall be apportioned and distributed as follows: Purchaser and Seller shall first determine whether any tenant has the right to receive any portion of any Refunds. After payment to any tenants of any applicable portion of the Refunds, Purchaser shall be entitled to any portion of any Refunds which are attributable to a fiscal tax year after the Closing Date. Any Refunds which are attributable to the fiscal tax year during which the Closing Date occurs shall be equitably apportioned between Seller and Purchaser. Purchaser shall be absolutely entitled to any Refunds which are attributable to any fiscal tax year after the Closing Date. Both Seller and Purchaser agree to immediately notify the other party of any Refunds received by them.

               D.   Copies of Notices.  Promptly upon receipt, Seller shall
                    -----------------
provide Purchaser with copies of all material notices and correspondence received from any Tenant under the Leases, and notices and correspondence received from any insurance company which carries insurance on the Property or Board of Fire Underwriters, or from any governmental authority.

               E.   Prohibition on Marketing.  Prior to Closing or earlier
                    ------------------------
termination of this Agreement, Seller shall withdraw the Property from the market and refrain from offering the Property for sale to any other party and terminate all negotiations for any such sale with any party other than Purchaser. Seller can continue to market and show the Property to prospective purchasers at any time prior to the expiration of the Review Period, and at any time after Purchaser's default hereunder or the termination of this Agreement.

               F.   Personal Property.  Seller shall not alter or remove any
                    -----------------
personal property from the Real Property unless the same is replaced with personal property of the same or similar quality and quantity.

          11.  REPRESENTATIONS AND WARRANTIES OF SELLER.
               ----------------------------------------

               Seller covenants, represents and warrants to Purchaser that, to Seller's Knowledge (as hereinafter defined):

               A.   Leases.  There are and will be no oral or written agreements
                    ------
with respect to any Lease allowing the tenant any reduction, abatement, concession, allowance or subsidy of rent under its Lease or allowing the payment of any portion of the rent in any form other than in cash except as may be fully noted on the rent roll ("Rent Roll") attached hereto as EXHIBIT D; and no rentals or other payments for periods in excess of one month have been received under any Lease except as reflected on the Rent Roll. Seller is not in violation of any Lease. Subject to the provisions of Section 4(C)(i)(c), and except for a
                                           ------------------
commission which is payable upon the failure of Stroud's, Inc., to terminate its lease pursuant to its rights thereunder, no brokerage or leasing commission or other compensation will be due and payable to any person, firm, corporation or other entity with respect to or on account of any such Lease. Notwithstanding anything to the contrary set forth in this Agreement, the foregoing representations and warranties as they relate to any particular Lease shall cease and be of no further force and effect if and to the extent that Purchaser receives a tenant estoppel certificate with respect to such Lease and Purchaser closes the transaction contemplated hereby.

               B.   Service Contracts.  All Service Contracts are valid and in
                    -----------------
full force and effect and unmodified, and (i) no party has breached any material condition or provisions of any Service Contract, (ii) no party is in default in any material respect under the terms of any Service Contract, and (iii) no event has occurred which with the giving of notice or the passage of time, or both, would constitute a material default. There are no Service Contracts, as of the date of this Agreement, except as set forth on EXHIBIT G attached hereto, or as may be entered into pursuant to the terms of this Agreement.

               C.   Taxes.  All employee, business, sales, rent or other
                    -----
occupancy taxes due with respect to the Property through the Closing Date have been or will be paid by Seller and any final returns for such taxes shall be filed by Seller no later than the date due.

               D.   Other Rights.  No person, firm or entity has any right to
                    ------------
acquire or lease all or any part of the Property, other than the rights of the tenants under the Leases (including those entered into pursuant to Section
                                                                   -------
9(M)).
-----

               E.   Employees.  Seller has no knowledge of any labor grievances,
                    ---------
picketing or similar overt labor problems pending in connection with the Property.

               F.   Compliance with Laws.  Except as set forth on EXHIBIT E, in
                    --------------------
connection with the conduct of the business of the Property, Seller has not received any written notice that it has failed to comply in any material respect and such failure remains uncured with any applicable law, ordinance, rule or regulation (including without limitation those relating to zoning) (provided that no such representation is made with respect to compliance, or lack of compliance, with the requirements of Title III of the Americans with Disabilities Act of 1990 [42 U.S.C. 12181, et seq., The Provisions Governing Public Accommodations and Services Operated by Private Entities]), and all regulations promulgated thereunder. Seller has not received from any insurance company any notice, which remains uncured, of any defect or inadequacy in connection with the Property or its operation. If, and to the extent that, EXHIBIT E discloses any such written notice, Seller shall attach a copy of such written notice thereto.

          The term "Seller's Knowledge" shall mean the current, actual knowledge, without investigation or inquiry.

          12.  WARRANTY OF PERFORMANCE.  Seller shall promptly disclose to
               -----------------------
Purchaser in writing (a "Warranty Disclosure"), any fact or circumstance known to or subsequently learned by Seller which would make any warranty or representation set forth herein untrue or materially misleading as Seller becomes aware of same. Purchaser shall have five (5) business days after the receipt of a Warranty Disclosure to either approve or disapprove such Warranty Disclosure in Purchaser's sole discretion. If Purchaser disapproves such Warranty Disclosure within such period, then this Agreement shall automatically terminate, the Deposit shall immediately be returned to Purchaser, and Purchaser and Seller shall have no further obligations under this Agreement other than Sections 6 and 9(G). If Purchaser approves (or fails to approve or disapprove on
----------     ----
a timely basis), then (i) the representations shall be deemed to be modified in accordance with such Warranty Disclosure, and (ii) Purchaser shall be deemed to have waived its rights to terminate the Agreement as a result thereof.

          13.  EXCHANGE.  At the option of either party, such party may elect to
               --------
consummate the transaction hereunder in whole or in part as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If either party (the "Exchanging Party") so elects, the other party (the "Cooperating Party") shall cooperate with the Exchanging Party, executing such documents and taking such action as may be reasonably necessary in order to effectuate this transaction as a like-kind exchange; provided, however, that (i) the Cooperating Party's cooperation hereunder shall be without cost, expense or liability to the Cooperating Party of any kind or character, including, without limitation any attorneys' fees, costs or expense incurred in connection with the review or preparation of documentation in order to effectuate such like-kind exchange, and the Cooperating Party shall have no obligation to take title to any real property; (ii) the Exchanging Party shall assume all risks in connection with the designation, selection and setting of terms of the purchase or sale of any exchange property; (iii) the Exchanging Party shall bear all costs and expenses in connection with any such exchange transaction in excess of the costs and expenses which would have otherwise been incurred in acquiring or selling the Property by means of a straight purchase, so that the net effect to the Cooperating Party shall be identical to that which would have resulted had this Agreement closed on a purchase and sale; (iv) any documents to effectuate such exchange transaction are consistent with the terms and conditions contained in this Agreement; and (v) the Exchanging Party shall indemnify, defend and hold the Cooperating Party harmless from any and all claims, demands, penalties, loss, causes of action, suits, risks, liability, costs or expenses of any kind or nature (including, without limitation, reasonable attorneys' fees) which the Cooperating Party may incur or sustain, directly or indirectly, related to or in connection with, or arising out of, the consummation of this transaction as a like-kind exchange as contemplated hereunder.

          14.  INDEMNITIES.
               -----------

               A.   Indemnification by Seller.  As of the Closing Date, Seller
                    -------------------------
shall indemnify, defend, protect and hold Purchaser harmless of and from any and all liabilities, claims, demands, damages, costs and expenses accruing prior to the Closing Date which are asserted by third parties and in any way related to Seller's ownership or operation of the Property prior to the Closing Date, but only to the extent that the same are covered by Seller's commercial general liability insurance for the Property, a certificate of which is attached hereto as EXHIBIT F, and all expenses related thereto including, without limitation, court costs and attorneys' fees, and specifically excluding the matters which are the subject of the Environmental Indemnity described above (the "Seller's Indemnity"). However, the Seller's Indemnity specifically excludes and shall not apply to any claim based upon (i) any aspect of the environmental condition of the Property, or (ii) any matter disclosed in any Estoppel Certificate received from a Tenant. Notwithstanding the foregoing, Seller's indemnification obligations under this Section 14(A) shall not be limited by the amount of or
                       -------------
deductible under any such insurance policy that Seller has maintained or may maintain with respect to the Property. The Seller's Indemnity shall survive the closing for a period of twelve (12) months, and shall not survive any termination of this Agreement.

               B.   Indemnification by Purchaser.  As of the Closing Date,
                    ----------------------------
Purchaser shall indemnify, defend, protect and hold Seller harmless of and from any and all liabilities, claims, demands, damages, costs and expenses, of any kind or nature accruing on or subsequent to the Closing Date which are asserted by third parties and in any way related to Purchaser's ownership or operation of the Property from and after the Closing Date, but only to the extent that the same are covered by Purchaser's commercial general liability insurance for the Property, a certificate of which will be delivered prior to Closing, and all expenses related thereto including, without limitation, court costs and attorneys' fees (the "Purchaser's Indemnity"). However, the Purchaser's Indemnity specifically excludes and shall not apply to any claim based upon (i) any aspect of the environmental condition of the Property, or (ii) any matter disclosed in any Estoppel Certificate received from a Tenant. Notwithstanding the foregoing, Purchaser's indemnity obligations under this Section 14(B) shall
                                                            -------------
not be limited by the amount of or deductible under any such insurance policy that Purchaser may maintain with respect to the Property. The Purchaser's Indemnity shall survive the closing for a period of twelve (12) months, and shall not survive any termination of this Agreement.

          IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

SELLER: FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-1, a Florida limited partnership

               By: First Capital Financial Corporation, a Florida corporation, its general partner


                    By:____________________________
                    Its:___________________________

               FIRST CAPITAL INSTITUTIONAL REAL ESTATE, LTD.-2 a Florida limited partnership

               By: First Capital Financial Corporation, a Florida corporation, its general partner


                    By:____________________________
                    Its:___________________________


PURCHASER:     M&H REALTY PARTNERS III L.P.
               a California limited partnership

               By: MHRP III L.P., a California limited partnership, its general partner

                    By: Merlone/Hagenbuch Inc., a California corporation, its general partner


                         By:_______________________
                         Its:______________________


EXHIBITS
--------
A    Legal Description
B    Permitted Exceptions
C    Form of Tenant Estoppel Certificate
D    Rent Roll
E    Compliance with Laws
F    Certificates of Insurance
G    List of Service Contracts

                                   EXHIBIT A

                               LEGAL DESCRIPTION
                               -----------------


Attached.

                                   EXHIBIT B

                             PERMITTED EXCEPTIONS
                             --------------------


1.   Acts of Purchaser, and those claiming by, through and under Purchaser.

2.   General and special taxes and assessments not yet delinquent.

3. Rights of tenants under the Leases, and those claiming by, through and under said tenants.

4. Zoning, building and other governmental and quasi-governmental laws, codes and regulations.

5. Any adverse claim to any portion of the Property which has been created by artificial means or has accreted to any such portion so created and riparian rights, if any.

6. Covenants, conditions, restrictions, and private or public utility easements of record together with easements or claims of easements not shown by the public records.

7. Encroachments, overlaps, boundary line disputes, or other matters which would be disclosed by an accurate survey or inspection of the Property.

8.   Matters disclosed on the attached Title Commitment.

                                   EXHIBIT C

                       FORM TENANT ESTOPPEL CERTIFICATE
                       --------------------------------


First Capital Institutional Real Estate, Ltd.-1 and -2
c/o Equity Properties and Development Limited Partnership
Two North Riverside Plaza, Suite 1000
Chicago, Illinois 60606
Attention:  George C. Touras, General Counsel

M&H Realty Partners III L.P.
353 Sacramento Street, Suite 2160
San Francisco, California 94111
Attention:  Bradley A. Geier


Ladies and Gentlemen:

At the request of First Capital Institutional Real Estate, Ltd.-1 and First Capital Institutional Real Estate, Ltd.-2 ("Landlord"), made in connection with the proposed sale of the property commonly known as Lakewood Square Shopping Center, Lakewood, California (the "Property") and Landlord's interest in the "Lease" (as hereinafter defined) to M&H Realty Partners III L.P. ("Purchaser"), the undersigned hereby certifies to Landlord and Purchaser as follows:

     1. The undersigned is the tenant under a lease with Landlord, dated __________, 19___, [as amended by _________________, dated __________, 19___
(collectively, the "Lease")][(the "Lease")] for space(s) _______ at the Property (the "Premises").

     2. The Lease sets forth the entire agreement between Landlord and the undersigned with respect to the Premises, is in full force and effect and has not been amended, modified or extended, except as described in Paragraph 1 above. Attached hereto is a true, complete and correct copy of the Lease.

     3. The monthly [base][minimum] rent of $________ due under the Lease has been paid through _______, 1997 and all additional rent (consisting of $_________ per month for estimated operating expenses and estimated real estate taxes) due under the Lease has been paid through ______________, 1997. Percentage rent of _____% with a breakpoint of $__________________ is payable on a [monthly/quarterly annual] basis. Percentage Rent of $______________ due under the Lease for [describe period] has been paid.

     4.   The Landlord is not in default under the Lease.

     5.   The expiration date of the Lease is ____________________, 19___.

     6. The amount of the security deposit currently held by Landlord under the Lease is $ _______________.

     7.   There is no prepaid rent, except $ _____________.

     8. The undersigned has not assigned any of its interest in the Lease or subleased all or any portion of the Premises, except as follows:
_____________________________.

     9. The undersigned has no defenses, counterclaims, set-offs or concessions against rent or charges due or to become due under the Lease.

     10. The undersigned has unconditionally accepted the Premises and [has commenced payment of full rent] [or] [is entitled to _____ month's abatement of base rent, as of the date hereof] under the Lease and is the owner and holder of the entire tenant's interest in the Lease.

     11. [All work required to be performed by Landlord with respect to the Lease and in connection with the Premises has been completed by Landlord to the satisfaction of Tenant except for _________________.] [All amounts to be paid by Landlord under the Lease with respect to work in the Premises has been paid by Landlord except for ________________.]

     12. The "base year" for operating expense reimbursements and real estate taxes under the Lease is 19___.

     13. The undersigned has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Premises or the Property, and has no option to extend or terminate the term of the Lease, except for
___________________________.

     14. This Tenant Estoppel Certificate (this "Certificate") shall inure to the benefit of Landlord, Purchaser and their successors and assigns.

     15. If we are a corporation, the undersigned is a duly appointed officer of the corporation signing this Certificate and is the incumbent in the office indicated under this Certificate and is the incumbent in the office indicated under his or her name. In any event, the undersigned is duly authorized to execute this Certificate.

     16. There has not been filed by or against Tenant any petition in bankruptcy, voluntary or otherwise, or an assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or of any State, or any other action brought under such bankruptcy laws.

     17. Tenant acknowledges that all of Tenant's covenants and representations contained in this Estoppel Certificate are made with the understanding that Purchaser shall rely on them in connection with its purchase of the Property.

                               Very truly yours,

                        ______________________, Tenant

                   By:_____________________________________
                          ___________________, Title

                       Date: ____________________, 1996

                                   EXHIBIT D

                                   RENT ROLL
                                   ---------


Attached.

                                   EXHIBIT E

                            LIST OF WRITTEN NOTICES
                            -----------------------


None.

                                   EXHIBIT F

                           CERTIFICATES OF INSURANCE
                           -------------------------


Attached.

                                   EXHIBIT G

                           LIST OF SERVICE CONTRACTS
                           -------------------------


1. Brokerage Agreement with Wilson Commercial Real Estate, dated February 4, 1995, as amended by First Amendment to Brokerage Agreement dated January 1, 1996.
2. Contract for Flat Rate Service with Rockey Murata Landscaping, Inc. dated April 1, 1994.
3. Contract for Flat Rate Service with Rue-Vac Property Services dated April 11, 1994.
4.   Contract for Flat Rate Service with Bon Pest Control dated October 1, 1993.
5.   Services Agreement with The Wackenhut Corporation
6.   Management Agreement with D.W.A. Smith & Company, Inc. dated March 7, 1985

                                      G-1